UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

LBI MEDIA HOLDINGS, INC.

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

California

(State or other jurisdiction of incorporation)

333-110122	05-0584918
333-100330	95-4668901
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 16, 2007, two of LBI Media, Inc.’s wholly owned subsidiaries, Liberman Broadcasting of California LLC and LBI Radio License LLC (collectively the “Buyers”), entered into an asset purchase agreement with KWIE, LLC, KWIE Licensing LLC and Magic Broadcasting, Inc. (collectively the “Sellers”) pursuant to which the Buyers agreed to acquire the selected assets of radio station KWIE (FM), 96.1 FM, licensed to San Jacinto, California, from the Sellers. The selected assets include, among other things, (i) licenses and permits authorized by the Federal Communications Commission, or FCC, for or in connection with the operation of the station, (ii) antenna and transmitter facilities, and (iii) broadcast and other studio equipment used to operate the station.

The total purchase price will be approximately $25.0 million in cash, subject to certain adjustments, of which $1.0 million has been deposited in escrow. Consummation of the acquisition is subject to customary closing conditions and regulatory approval from the FCC.

In connection with the transactions contemplated by the asset purchase agreement, Liberman Broadcasting of California LLC, KWIE, LLC and Magic Broadcasting, Inc. entered into a time brokerage agreement pursuant to which Liberman Broadcasting of California LLC will provide programming for KWIE (FM) from August 1, 2007 until the earlier of the closing of the acquisition, termination of the asset purchase agreement or certain other events.

Item 8.01.	Other Events

On July 13, 2007, one of LBI Media, Inc.’s wholly owned subsidiaries, Liberman Broadcasting of California LLC, or LBI, entered into a settlement agreement with class action representatives to settle, subject to court approval, a previously disclosed class action lawsuit related to LBI’s classification of certain employees under California overtime laws and a recently filed class action lawsuit alleging, among other things, violations of California labor laws with respect to providing meal and rest breaks to LBI’s current and former employees.

As previously disclosed, in June 2005, eight former employees of LBI filed suit in Los Angeles County Superior Court alleging claims on their own behalf and also on behalf of a purported class of former and current employees of LBI. The complaint alleged, among other things, wage and hour violations relating to overtime pay, and wrongful termination and unfair competition under the California Business and Professions Code. Plaintiffs sought to recover, among other relief, unspecified general, treble and punitive damages, as well as profit disgorgement, restitution and their attorneys’ fees. Two former employees of LBI recently filed another suit in Los Angeles County Superior Court, alleging claims on their own behalf and also on behalf of a purported class of former and current employees of LBI. The complaint alleged, among other things, violations of California labor laws with respect to providing meal and rest breaks. Plaintiffs sought, among other relief, unspecified liquidated and general damages, declaratory, equitable and injunctive relief, and attorneys fees.

While LBI denies the allegations in both lawsuits, it has agreed to the proposed settlement of both actions to avoid significant legal fees, other expenses and management time that would have to be devoted to the two litigation matters. The settlement, which is subject to final documentation and court approval, provides for a maximum settlement payment of $825,000 (including attorneys’ fees and costs and administrative fees). In the first quarter of 2007, LBI Media, Inc. recorded a $350,000 reserve related to the complaint filed in June 2005.

In consideration of the settlement payment, the plaintiffs in both cases agreed, upon final court approval, to dismiss the two class actions with prejudice and to release all known and unknown claims arising out of or relating to such claims. The parties have agreed to cooperate to obtain the court’s approval of the settlement. The settlement will become effective and binding only if approved by the court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. and LBI Media, Inc. have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on July 17, 2007.

LBI MEDIA HOLDINGS, INC.
LBI MEDIA, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President, Chief Financial Officer and Secretary